CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and "Financial Statements and Experts" in the Prospectus/Proxy Statement and to the use of our reports, dated January 28, 2020 on the financial statements and financial highlights of General Government Securities Money Market Fund for the fiscal year ended November 30, 2019 and dated March 24, 2020 on the financial statements and financial highlights of Dreyfus Government Cash Management for the fiscal year ended January 31, 2020, which is incorporated by reference in this Registration Statement on Form N-14 of Dreyfus Government Cash Management Funds.

/s/ ERNST & YOUNG LLP

New York, New York

December 14, 2020